Exhibit 99.1

Press Release

April 16, 2009

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE MONTHS ENDED MARCH 31, 2009

LCNB Corp. today announced net income of $1,563,000 ($0.22 basic and diluted earnings per share) for the three months ended March 31, 2009.  This compares to $1,444,000 ($0.22 basic and diluted earnings per share) for the three months ended March 31, 2008.  Financial results were positively influenced by the receipt on January 9, 2009 of $13.4 million of new equity capital from the U.S. Department of the Treasury’s Capital Purchase Program.  Net interest income for the first quarter 2009 was $895,000 greater than for the first quarter 2008 due in part to investment opportunities funded by the additional equity.

While not immune from the effects of weakening economic conditions, LCNB’s earnings reflect continued strong asset quality resulting from responsible underwriting and lending practices.  Consequently, net charge-offs for the first quarter 2009 and 2008 totaled $98,000 and $83,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $4,004,000 or 0.90% of total loans at March 31, 2009, compared to $3,087,000 or 0.68% of total loans at December 31, 2008.  Real estate acquired through foreclosure and other repossessed assets totaled approximately $47,000 at March 31, 2009, compared to $89,000 at December 31, 2008.

Net interest income for the 2009 period was $895,000 greater than in 2008 primarily due to growth in interest-earning assets and a reduction in general market rates.  Interest income for the first three months of 2009 was $8,000 less than in the comparable period of  2008 primarily due to a 76 basis point (a basis point equals .01%) decrease in the average rate received on interest-earning assets.  This was largely offset by an $84.8 million increase in average interest-earning assets.  Interest expense for the first three months of 2009 decreased $903,000 as compared to the same period in 2008 primarily due to a 107 basis point decrease in the average rate paid for interest-bearing liabilities, partially offset by a $66.7 million increase in average interest-bearing liabilities.

Non-interest income for the first three months of 2009 was $67,000 greater than for the comparable period in 2008 primarily due to increases in gains from the sale of residential mortgage loans, partially offset by decreases in overdraft fees and insurance agency commissions.  Non-interest expense for the 2009 period was $872,000 greater than for 2008 primarily due to a $722,000 pension plan related charge.  The remaining $150,000 increase was largely due to increases in salaries and benefits resulting from routine salary and wage increases and an increase in the number of employees and secondarily due to additional occupancy expenses.

During the first quarter 2009, LCNB redesigned its retirement program to provide competitive benefits to employees and provide more predictable and lower retirement plan costs over the long term.  Retirement plan changes include an enhanced 401-K plan, reduced pension plan benefits for employees whose age and vesting service do not meet certain thresholds, and merging LCNB’s single-employer pension plan into a multiple-employer plan.  At the time the single-employer pension plan was merged into the multiple-employer plan, pension plan related balance sheet accounts were adjusted resulting in an approximate $3.0 million after-tax increase in other comprehensive income and a $722,000 charge to non-interest expense ($477,000 on an after-tax basis).

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.